UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2012

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

As previously reported in the report on Form 8-K filed by Clean Harbors, Inc. (the “Company”) on July 30, 2012, the Company on July 30, 2012, (i)  purchased the $339.1 million aggregate principal amount of the Company’s 7 5/8% previously outstanding senior secured notes due 2016 (the “2016 Notes”) which had been tendered on or prior to 5:00 P.M., New York City time, on July 27, 2012 (the “Consent Date”), under the Company’s previously announced tender offer and consent solicitation (collectively, the “Tender Offer”) for any and all of the Company’s $490.0 million aggregate principal amount of then outstanding 2016 Notes, (ii) called for redemption on August 15, 2012 (the “Redemption Date”) in accordance with the terms of the indenture for the 2016 Notes (as such indenture was supplemented by consent of the holders of 2016 Notes which had tendered their notes on or prior to the Consent Date, the “2016 Notes Indenture”) the $150.9 million aggregate principal amount of 2016 Notes which had not been tendered in the Tender Offer on or prior to the Consent Date, and (iii) deposited with the trustee under the 2016 Notes Indenture the funds required to make such redemption on the Redemption Date.

Under the terms of the Tender Offer, holders of 2016 Notes which had not tendered such notes on or prior to the Consent Date retained the right to tender such notes prior to the expiration of the Tender Offer at midnight, New York City time, on August 10, 2012 (the “Expiration Date”). To the extent any such holder elected to make such a tender, that holder would be entitled under the terms of the Tender Offer to receive $1,011.38 per $1,000.00 in principal amount of 2016 Notes, plus accrued but unpaid interest up to, but not including, the payment date. However, any holder which elected to tender its 2016 Notes to the Company would not be able to deliver such notes to the trustee on August 15, 2012, and therefore would not be entitled to receive the redemption price (plus accrued interest) which would become payable by the trustee on the Redemption Date for the 2016 Notes then being redeemed.

On August 13, 2012, the Company issued a press release announcing that (i) the Company had on August 13, 2012 completed the Tender Offer, (ii) holders of $10,000.00 principal amount of 2016 Notes had tendered such notes in the Tender Offer after the Consent Date but prior to the Expiration Date, and (iii) the Company had on August 13, 2012 purchased those tendered notes in accordance with the terms of the Tender Offer. A copy of that press release is attached to this report as Exhibit 99.1.

On August 15, 2012, in accordance with the redemption notice which the Company had issued in July 30, 2012, the Company redeemed all of the $150.9 million aggregate principal amount of 2016 Notes which then remained outstanding. The trustee also then returned to the Company the funds which the Company had deposited with the trustee on July 30, 2012 with respect to the proposed redemption of the $10,000 principal amount of 2016 Notes which had been purchased by the Company on August 13, 2012 pursuant to the Tender Offer as described above.

The purchase and redemption of all of the previously outstanding 2016 Notes described above terminated the Company’s obligations under the 2016 Notes Indenture and the related security agreement under which the trustee as notes collateral agent had held for the benefit of the holders of the 2016 Notes security interests in substantially all of the assets of the Company and its domestic subsidiaries, except for certain customary provisions relating to the compensation and indemnification of the trustee which will survive to the extent provided in the 2016 Notes Indenture.

Item 9.01.              Financial Statements and Exhibits.

(d)                                 Exhibits

99.1 Press Release issued on August 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

August 16, 2012	/s/ James M. Rutledge
Vice Chairman and
Chief Financial Officer